Exhibit 99.2

April 30, 2004

Dear Shareholder:

Enclosed is our March 31, 2004 Quarterly Report to Shareholders and quarterly news letter.

As you read the unaudited financial statements please be aware that they do not reflect a liability accrual for the $.17 per share dividend that was declared by Community Bancorp on March 26, 2004, payable May 1, 2004 to shareholders of record as of April 15, 2004. Accrual of the second quarter dividend was inadvertently omitted prior to the printing of the Quarterly Report. Rather than incurring the delay and expense of reprinting the Report, we are providing the corrected information to you supplementally in this letter.

As you read the March 31, 2004 balance sheet, please incorporate the following adjustments for the dividend payable of $645,875: Accrued interest and other liabilities increase to $3,275,466 and Total liabilities increase to $299,393,146. The effect to the Stockholders' equity section is to decrease Retained earnings to $2,089,837 and to decrease Total stockholders' equity to $27,613,272. As a result of these changes, the Book value per share on shares outstanding at March 31, 2004, as reported on the income statement, decreases to $7.27. Accrual of the second quarter dividend does not affect first quarter Total liabilities and stockholders' equity or first quarter earnings.

The corrected information will be included in our March 31, 2004 Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission (SEC) in May, which will be available on the SEC's website (www.sec.gov). You may also access our SEC filings through a link on the Company's website at www.communitybancorpvt.com.

If you have any questions, please contact me at 802-334-7915.

Sincerely,

COMMUNITY BANCORP.

/s/ Richard C. White
Richard C. White
Chairman & CEO

RCW/cb/Enclosures